UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 16, 2011

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INTEL CORPORATION
(Exact name of registrant as specified in its charter)

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Delaware	000-06217	94-1672743
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 Mission College Blvd., Santa Clara, California 95054-1549

(Address of principal executive offices) (Zip Code)

(408) 765-8080

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                      Regulation FD Disclosure.

On March 16, 2011, Intel Corporation presented additional financial information with respect to its McAfee, Inc. subsidiary for fiscal years 2011 and 2012 at an investor meeting in New York. McAfee’s 2011 revenue is expected to be approximately $1.6 billion, after a reduction to McAfee’s deferred revenue balance of $300 million due to purchase accounting. The impact of deferred revenue in 2012 is estimated to be approximately $100 million. In 2011, the amortization of intangibles relating to McAfee is estimated to be approximately $450 million, with approximately 60% relating to cost of sales, and 40% relating to operating expense. Charges related to the amortization of intangibles are expected to continue for a number of years. We expect McAfee’s financial performance to be slightly dilutive to Intel’s earnings in 2011 and accretive in 2012 and beyond. Excluding the purchase accounting write-down of deferred revenue and the amortization of acquired intangibles, McAfee’s financial performance is expected to be slightly accretive to Intel’s earnings in 2011 and beyond.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEL CORPORATION (Registrant)
/s/ Cary I. Klafter
Date: March 21, 2011	Cary I. Klafter Corporate Secretary